Exhibit No. 99(b)

                     News Release Issued by
           Boise Cascade Corporation on May 18, 1994, announcing the Company's Canadian subsidiary, Rainy River Forest Products Inc., formerly named Boise Cascade Canada Ltd., filed a preliminary prospectus in Canada for an initial public offering of equity securities and, at the same time, filed a registration statement with the Securities and Exchange Commission covering a proposed offering in the United States of $110 million (U.S.) of senior secured notes.

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Contact:
Vincent Hannity
(Office)    (208) 384-6390
(Home)      (208) 345-8141

FOR IMMEDIATE RELEASE:  May 18, 1994

    BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that its wholly owned Canadian subsidiary, Rainy River Forest Products Inc., formerly named Boise Cascade Canada Ltd., has filed a preliminary prospectus in Canada for an initial public offering of equity securities and concurrently has filed a registration statement with the U.S. Securities and Exchange Commission covering a proposed offering in the United States of $110 million (U.S.) of senior secured notes.
    Following completion of the offerings, Boise Cascade is expected to hold slightly less than 50 percent of Rainy River's voting securities but to continue to hold more than 50 percent of its equity.
    As previously announced, the majority of Boise Cascade's newsprint and uncoated groundwood paper businesses are being combined in Rainy River. This structure is intended to establish Rainy River as an independently managed Canadian company which has its own access to financial markets and can fund its future capital requirements.
    The equity securities of Rainy River will not be registered under the United States Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an applicable exemption from registration requirements.
    The registration statement relating to the senior secured notes of Rainy River has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The senior secured notes may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offers, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
    Boise Cascade Corporation is an integrated paper and forest products company headquartered in Boise, Idaho, with operations located in the United States and Canada. The company manufactures and distributes paper and paper products, office products, and building products and owns and manages timberland to support these operations.